Exhibit  10.0

                                  [Letterhead]

September  23,  2004

Board  of  Directors
Seamless  P2P  LLC
680  Newport  Center  DrSuite  G100
Newport  Beach,  CA  92660

Re:     Letter  of  Intent

Dear  Sirs:

This Letter sets forth our mutual understanding and agreement in principle pursuant to which Seamless Peer 2 Peer, Inc. ("Buyer"), a subsidiary of Alpha Wireless Broadband, Inc., will acquire the assets of Seamless P2P, LLC ("Seamless"), a California limited liability company.

1. TRANSACTION. "Buyer" desires to buy from "Seamless" desires to sell to "Buyer"; all the assets of the Seamless which includes but is not limited to the following, all Software programs developed by and for others, all encryption codes, patents, pending patents, customer list, order, pending orders, programmers and developer's contracts and any other asset of the Seamless.

In exchange for all the assets of Seamless, Buyer will deliver the equivalent of Seven Hundred Thousand ($700,000) of "AWBI" Preferred Stock (1) and Three Hundred Thousand Dollars ($300,000) worth of "AWBI" Common Stock (2).

2. ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price for the assets of "Seamless" which has been agreed upon at 1,000,000 dollars worth of preferred and common stock from AWBI may be adjusted to either: The Minimum evaluation price of AWBI Preferred and Common Stock would be no less than $800,000 worth of Stock or the Maximum evaluation price would be no more than $1,200,000 of AWBI

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1    Term  of  Preferred  Stock  if  Applicable;  The  Preferred  Stock  will be convertible into Common stock at the end of 12 months from date of issuance. The number of common share that are required to convert into the dollar value of the Preferred Stock will be based upon a ten day closing average of the price per share of that the common stock traded. The ten trading day average will be the ten trading days just prior to end of the 12 month term.

2 Buyer understands that the "AWBI" Common Stock evaluation is based upon per closing price and that the value of the "AWBI" Common Stock will fluctuate according to Market Price after close; and that the Preferred Stock will be exchange for Common Stock after one year from date of close and only "one-twelfth" of the original total Preferred initially issued, per month thereafter. It is also understood that the "Seamless" may sell up to $50,000 worth of the AWBI Common Stock within the first 30 days after close.


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Preferred  and  Common Stock. The adjustment if it were to occur would be within the first 90 days after the close of the sale of assets. The agreed upon price will based upon the Business Appraisal, which will be completed by an "Accredited Business Appraiser" whose appraisals are in accordance with GAAP and approved by AWBI's Company Auditor.

3. CLOSING CONDITIONS. The consummation of the Acquisition and related transactions contemplated hereby shall be subject to the fulfillment of customary conditions, including the following conditions precedent:

(a) the negotiation and execution of a definitive agreement and other definitive agreements with respect to the transactions contemplated hereby;

(b) the formal approval of the Board of Directors and, to the extent required, the stockholders or members of each of the Companies to the transactions contemplated hereby;

(c) receipt of all required third-party, regulatory and governmental approvals; (if applicable) and

(d) the completion by each of the Companies of its "due diligence" investigation concerning the other Company.

(e) "Buyer" will enter into an "Employment Contract" with Lucanus Rippy current CEO of "Seamless" for 3 years, initially with a possible extension of an additional 3 years to be agreed on within six months before the termination the initial "Employment Contract" (3).

(f) "Seamless" will within the 10 days of closing obtain a report issued by an accredited individual within the field of wireless transmissions, explaining the value of the secure software program that is being and has been prepared by "Seamless".

(g) "Seamless" will within 90 days of closing obtain a "White Paper" issued by an accredited PHD within the field of wireless transmissions for explaining the value of the secure software program that is being and has been prepared by "Seamless".

(h) Buyer or its parent will secure a funding commitment to provide capital to "Buyer" to expand, improve and provide financial support to 'Buyer" as per pre-approved budget submitted by 'Seamless" to "Buyer".

------------------------------
3 The Employment Contract will allow for pay increases based upon an increase of "Gross Sales Less Overhead and Expenses" these steps for adjustment are included in "Exhibit A". After signing this LOI by "Buyer" and Seamless, "Buyer" will have the Employment contract prepared for Seamless's review and approval.


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4.  CLOSING.  It  is  anticipated  that  the  consummation  of  the transactions contemplated herein will occur on or before December 31, 2004, or such other date as the parties may agree.

5. DEFINITIVE AGREEMENTS. The definitive agreements with respect to the transactions contemplated hereby will contain mutually agreeable representations and warranties, mutually agreeable provisions for indemnification and other appropriate and customary terms and conditions.

6. CONFIDENTIALITY. The Parties will hold in confidence and not possess or use (except to evaluate the proposed business relationship) or disclose any Proprietary Information except information the Parties can document (a) is in the public domain through no fault of Parties, or (b) was properly known to the Parties, without restriction, prior to disclosure by the other, or (c) was properly disclosed to the Parties by another person without restriction, and the Parties will not reverse engineer or attempt to derive the composition or underlying information, structure or ideas of any Proprietary Information. The foregoing does not grant the Parties a license in or to any of the Proprietary Information. "Proprietary Information" is defined as business information, technical information, relationships and/or ideas which each party deems proprietary information.

7. EXPENSES. Except as may be otherwise provided in the definitive agreement, the Companies shall each pay their respective expenses (including fees and expenses of legal counsel) in connection with the transactions contemplated hereby.

8. EXCLUSIVITY. Unless this Agreement has been terminated, during the period ending 90 days following the date of this Letter, the Board of Directors and officers of AWBI agree that they will not solicit proposals or provide any information to any third party for the purpose of sale, tender offer or merger with any entity except Seamless.

9. PUBLIC DISCLOSURE. Subject to any applicable requirements of law, neither of the Companies shall make any public disclosure concerning the subject matter hereof or the transactions contemplated hereby without the prior written consent of the other. The parties agree to prepare a mutually acceptable press release or releases with respect to the transactions contemplated hereby which will be released by the Companies on or about the date of the execution of this Letter.

10. TERMINATION. The obligations of the Companies under this Letter may be terminated (a) by mutual agreement of the Companies; (b) by either Company if the definitive agreements have not been executed on or prior to December 31, 2004; or (c) prior thereto, if the other Company is no longer negotiating in good faith or if the Board of Directors of such Company determines in the good faith exercise of its fiduciary duties that such termination is in the best interests of such Company. In the event either of the Companies decides to terminate this Agreement, it shall, to the extent reasonably practical, endeavor to inform the other Company of the reasons for such decision, to provide the other Company ten days' prior written notice of its intention to terminate and to afford the other party an opportunity during such ten-business day period to address the reasons for such termination.


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11.  NATURE  OF  AGREEMENT.  The  Companies  acknowledge  that  this Letter is a statement of their mutual intention only, and unless definitive agreements are executed and delivered by the Companies, there are no legally binding agreements between the Companies with respect to the transactions contemplated hereby. Notwithstanding the foregoing, the provisions of paragraphs 6, 7, 8, 9, and 10 hereof shall constitute binding legal agreements, shall be enforceable against the parties in accordance with their respective terms and shall survive any termination of the transactions contemplated hereby.

12. GOVERNING LAW. This Letter shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts made and wholly to be performed within such state.

If you are in agreement with the terms and conditions of this Letter, please sign and date the enclosed duplicate of this Letter in the space provided below and return it to the undersigned.

Very  truly  yours,

ALPHA  WIRELESS  BROADBAND,  INC.


By:  /s/  Albert  R.  Reda
Name:  Albert  R.  Reda
Title:  President

Accepted  and  agreed  as  of  the  29th  day  of  September,  2004:

SEAMLESS  P2P,  LLC


By:  /s/ Lucanus  H.  Rippy
     ----------------------
Print  Name:  Lucanus  H.  Rippy
              ------------------
Title:  LLC  Managing  Member


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